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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                        Contact:  Sanford M. Kimmel
- ---------------------                                  Senior Vice President,
                                                       Treasurer and Chief
                                                       Financial Officer
                                                       (908)906-8100



            LAWSUIT FILED AGAINST PXRE CORPORATION IN CONNECTION WITH
              PROPOSAL FOR MERGER WITH TRANSNATIONAL RE CORPORATION


EDISON, New Jersey (May 17, 1996) -- PXRE Corporation (Nasdaq: PXRE) today announced that a putative class action lawsuit was filed in the Court of Chancery of the State of Delaware on May 15, 1996, which names PXRE Corporation, Transnational Re Corporation (Nasdaq: TREX) and the directors of Transnational Re, including certain persons who are also officers of PXRE and Transnational Re, as defendants. The action was filed in response to PXRE's announcement on May 10, 1996 of its proposal to Transnational Re to merge Transnational Re with and into PXRE at an exchange ratio of .98 share of PXRE Common Stock for each publicly held share of Transnational Re Class A Common Stock.

The action alleges, among other things, that the proposed transaction is grossly unfair and inadequate, that those defendants who are directors of Transnational Re have violated their fiduciary duties to Transnational Re and that PXRE has violated its alleged fiduciary duties as a controlling stockholder of Transnational Re. The action seeks certification as a class action on behalf of all Class A common stockholders of Transnational Re, other than the defendants, and seeks to enjoin the proposed combination of Transnational Re and PXRE and/or to recover damages.

As previously announced, Transnational Re is forming a special committee of its board of directors, consisting of all of its independent directors, to consider PXRE's proposal with the assistance of independent legal and financial advisors.

PXRE provides reinsurance products and services to a national and international marketplace, with principal emphasis on commercial and personal property risks.


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